Exhibit 99.1
Oxford Industries, Inc. Press Release
222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-Mail:	ashoemaker@oxfordinc.com

FOR IMMEDIATE RELEASE
December 9, 2008
Oxford Industries Reports Third Quarter Results
— Reports earnings of $0.31 per diluted share –
ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2008 third quarter ended November 1, 2008. Consolidated net sales for the third quarter were $244.2 million versus $286.3 million in the same period of the prior year, which was the three months ended November 2, 2007. Earnings per diluted share for the quarter were $0.31 compared to $0.76 in the same period last year. The Company noted that results for the fiscal 2008 third quarter include $0.07 per diluted share of restructuring and other unusual charges comprised of $0.04 per diluted share for the write off of unamortized deferred financing costs and $0.03 per diluted share of severance-related expenses.
J. Hicks Lanier, Chairman and CEO of Oxford Industries, Inc., commented, “Obviously we are disappointed with our absolute results for the third quarter. However, we believe we managed the business well given what are indisputably the worst market conditions in decades. While we’ve been hurt like everyone else, our wounds are not self-inflicted. We have been and remain focused on these key areas — protecting the integrity of our brands, controlling and reducing costs, and maintaining and protecting our strong balance sheet and liquidity as evidenced by our 30% year-over-year reduction in inventory levels.”
Cost-cutting actions taken across all parts of the Company, primarily during the second half of the current fiscal year, will reduce the Company’s prospective annualized employment costs by over $18 million. Additionally, store roll out plans have been moderated pending an improvement in economic conditions. While capital expenditures for fiscal 2008 are expected to total approximately $22 million, the Company currently anticipates less than $10 million in capital spending for fiscal 2009.
Operating Results
Tommy Bahama reported net sales of $83.7 million for the third quarter of fiscal 2008 compared to $103.0 million in the same period of the prior year. The sales decrease was primarily due to particularly difficult market conditions for both the wholesale business and company-owned retail stores. Tommy Bahama’s operating income for the third quarter of fiscal 2008 was $0.7 million compared to $11.3 million in the same period of the prior year.

The decrease in operating income was primarily attributable to a decrease in income for our company-owned retail stores. Expenses for a retail store tend to be relatively flat throughout the year, however retail sales are subject to seasonal ebbs and flows. The third quarter historically has been the weakest sales quarter for our Tommy Bahama retail stores. This year, the third quarter was particularly weak as a result of significantly diminished traffic during September and October. This, coupled with the expenses of seven additional retail stores, resulted in significantly lower operating profits in the third quarter of this year compared to the same period last year.
Tommy Bahama’s fourth quarter has historically been its largest retail quarter and, accordingly, the retail stores achieve greater operating leverage in those months. While the Company does not expect Tommy Bahama’s fourth quarter operating income to reach last year’s level, it is expecting to approach a low double digit operating margin.
Ben Sherman reported net sales of $38.2 million for the third quarter of fiscal 2008 compared to $46.7 million in the same period of the prior year due to lower sales in the United Kingdom. UK sales declined primarily due to the exit from certain lower tier customer accounts that were still active last year, a difficult current economic environment and the impact of a 12% decrease in the value of the British pound versus the U.S. dollar compared to the year-ago quarter. The decline was partially offset by increased sales in other markets. Ben Sherman reported operating income of $3.2 million in the third quarter of fiscal 2008 compared to operating income of $5.6 million in the same period of the prior year. The decrease in operating income was primarily due to the lower sales and lower royalty income, partially offset by reductions in overhead costs.
Net sales for Lanier Clothes were $44.3 million in the third quarter of fiscal 2008 compared to $52.9 million reported in the same period of the prior year due primarily to the winding down of the Oscar de la Renta and Nautica licensed businesses, the restructuring of the Arnold Brant business and the impact of weak demand in the tailored clothing market. Lanier Clothes reported operating income of $4.5 million in the third quarter of fiscal 2008 compared to $2.6 million of operating income in the same period of the prior year. The increase in operating income was the result of reductions in SG&A expenses.
Oxford Apparel reported net sales of $78.1 million for the third quarter of fiscal 2008 compared to $83.3 million in the same period of the prior year. This anticipated decrease in net sales resulted from the Company’s strategy to focus on key product categories and exit underperforming lines of business. Operating income for Oxford Apparel was $7.3 million for the third quarter of fiscal 2008 compared to $7.4 million in the same period of the prior year. The impact of the lower sales was offset by a significant reduction in SG&A expenses during the third quarter of fiscal 2008. The same period of the prior year included charges totaling $1.0 million associated with the sale of Oxford Apparel’s last owned manufacturing facility.

The Corporate and Other operating loss decreased to $2.9 million for the third quarter of fiscal 2008 from $3.7 million in the same period of the prior year. The decrease in the operating loss was primarily due to the impact of lower corporate SG&A expenses.
Consolidated gross margins for the third quarter of fiscal 2008 were 38.3% compared to 39.2% in the same period of the prior year. The decrease in gross margins was primarily due to the decreased proportion of Tommy Bahama and Ben Sherman sales in the current year, which generally have higher gross margins than Lanier Clothes and Oxford Apparel. Sound inventory management, as well as the full-price retail strategy of Tommy Bahama, contributed to third quarter gross margins for the branded businesses remaining flat compared to the same period of the prior year.
SG&A expenses for the third quarter of fiscal 2008 were $84.6 million, or 34.7% of net sales, compared to $92.8 million, or 32.4% of net sales, in the same period of the prior year. Reductions in employment and other costs in each operating group were partially offset by increased expenses associated with operating additional Tommy Bahama retail stores and severance expenses associated with staff reductions. The increase in SG&A expenses as a percentage of net sales was due to the reduction in net sales described above.
Amortization of intangible assets decreased to $0.7 million for the third quarter of fiscal 2008 from $1.2 million in the same period of the prior year. Intangible assets generally have a greater amount of amortization in the earlier periods following an acquisition than in later periods and, therefore, decrease over time.
Royalties and other operating income for the third quarter of fiscal 2008 decreased 8.3% to $4.6 million from $5.0 million in the same period of the prior year. The decrease was due to decreased royalty income in Ben Sherman partially due to the impact of the decline of the British pound in the third quarter of fiscal 2008.
Interest expense increased 16.6% to $6.4 million for the third quarter compared to $5.5 million in the same period of the prior year primarily due to the write off of $0.9 million of unamortized financing costs as a result of the amendment and restatement of our U.S. revolving credit facility.
Balance Sheet & Liquidity
The Company noted that inventories at the end of the third quarter of fiscal 2008 were $108.6 million compared to $155.8 million a year ago, a net reduction of 30%. While business conditions remain challenging, the Company regards its inventory position as well-managed and at an appropriate level. Receivables at the end of the third quarter were $120.0 million versus $156.4 million at November 2, 2007. The reduction in receivables was primarily due to lower wholesale sales in the last two months of the third quarter of fiscal 2008.
Total liquidity for the Company at the end of the third quarter of fiscal 2008 was $125 million which included $8 million in cash and $117 million of availability under its new $175 million revolving credit facility, which closed on August 15, 2008.

Nine Month Results Summary
For the first nine months of fiscal 2008, consolidated net sales decreased to $747.6 million from $823.3 million in the same period of the prior year, which was the nine month period ended November 2, 2007. Earnings per diluted share in the first nine months of fiscal 2008 decreased to $1.00 from $2.20 in the same period of the prior year. Year to date fiscal 2008 results include $0.41 per diluted share of restructuring charges and other unusual items, of which $0.07 per diluted share occurred in the third quarter. For reference, a table reconciling GAAP net earnings to adjusted net earnings is included in this release.
Guidance
For the fourth quarter ending January 31, 2009, the Company expects to incur approximately $0.04 per diluted share of additional restructuring charges. After giving effect to these charges, the Company expects fourth quarter net sales in the range of $195 million to $205 million and fourth quarter earnings per diluted share to be approximately breakeven. For the three month period ended February 2, 2008, net sales were $262 million and earnings per diluted share were $0.36. More than half of the expected sales decline in the fourth quarter is from planned reductions in Oxford Apparel.
For the full fiscal year 2008, the Company is moderating its previously issued guidance and expects net sales to be approximately $950 million and earnings per diluted share to be approximately $1.00, which includes approximately $0.45 per diluted share of restructuring charges and other unusual items. For the twelve months ended February 2, 2008, net sales were $1.09 billion and earnings per diluted share were $2.59.
Dividend
The Company also announced that its Board of Directors has declared a cash dividend of $0.18 per share payable on January 30, 2009 to shareholders of record as of the close of business on January 15, 2009. The Company has paid dividends every quarter since it became publicly-owned in 1960.
Conference Call
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. EST today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through December 23, 2008. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 7423641. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.
About Oxford:
Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford’s brands include Tommy Bahama®, Ben Sherman®, Arnold Brant®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Tommy Hilfiger® labels. Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers. The Company operates retail stores, restaurants and Internet websites for some of its brands. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama and/or Ben Sherman brands.
Oxford’s stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this press release, in future filings by us with the Securities and Exchange Commission and in oral statements made by or with the approval of our management include forward-looking statements about future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the duration and severity of the current economic conditions and the impact on consumer demand and spending, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, expected synergies in connection with acquisitions and joint ventures, costs of products and raw materials we purchase, expected outcomes of pending or potential litigation and regulatory actions, and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. You are encouraged to review the information in our Form 10-KT for the eight month transition period ended February 2, 2008 under the heading “Risk Factors” (and those described from time to time in our future reports filed with the Securities and Exchange Commission), which contains additional important factors that may cause our actual results to differ materially from those projected in any forward-looking statements. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(in thousands, except per share amounts)

		Three
		Months		Nine Months
	Third	Ended	First Nine	Ended
	Quarter	November 2,	Months	November 2,
	Fiscal 2008	2007	Fiscal 2008	2007

Net sales	$244,186	$286,325	$747,648	$823,332
Cost of goods sold	150,557	174,078	441,039	487,514

Gross profit	93,629	112,247	306,609	335,818
Selling, general and administrative expenses	84,637	92,843	273,243	275,340
Amortization of intangible assets	692	1,227	5,538	4,240

	85,329	94,070	278,781	279,580
Royalties and other operating income	4,584	4,999	13,123	14,476

Operating income	12,884	23,176	40,951	70,714
Interest expense, net	6,437	5,521	18,754	15,997

Earnings before income taxes	6,447	17,655	22,197	54,717
Income taxes	1,672	3,984	6,432	15,215

Net earnings	$4,775	$13,671	15,765	$39,502

Net earnings per common share:
Basic	$0.31	$0.77	$1.01	$2.22
Diluted	$0.31	$0.76	$1.00	$2.20

Weighted average common shares outstanding:
Basic	15,489	17,820	15,682	17,777
Dilutive impact of options and restricted shares	92	125	91	182

Diluted	15,581	17,945	15,773	17,959

Dividends declared per common share	$0.18	$0.18	$0.54	$0.54

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except par amounts)

	November 1,	November 2,
	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$8,034	$11,959
Receivables, net	119,960	156,424
Inventories	108,622	155,762
Prepaid expenses	21,120	21,979

Total current assets	257,736	346,124
Property, plant and equipment, net	93,348	90,190
Goodwill, net	248,569	225,039
Intangible assets, net	208,315	236,932
Other non-current assets, net	26,928	32,004

Total Assets	$834,896	$930,289

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$89,242	$95,357
Accrued compensation	14,972	16,359
Income taxes payable	—	2,656
Dividends payable	—	3,236
Short-term debt and current maturities of long-term debt	16,038	416

Total current liabilities	120,252	118,024
Long-term debt, less current maturities	219,548	221,570
Other non-current liabilities	50,562	51,671
Non-current deferred income taxes	54,416	66,699
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $1.00 par value; 30,000 authorized and none issued and outstanding at November 1, 2008 and November 2, 2007	—	—
Common stock, $1.00 par value; 60,000 authorized and 15,866 issued and outstanding at November 1, 2008 and 17,978 issued and outstanding at November 2, 2007	15,866	17,978
Additional paid-in capital	87,465	84,651
Retained earnings	300,867	348,311
Accumulated other comprehensive (loss) income	(14,080)	21,385

Total shareholders’ equity	390,118	472,325

Total Liabilities and Shareholders’ Equity	$834,896	$930,289

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

		Nine Months
	First Nine	Ended
	Months	November 2,
	Fiscal 2008	2007

Cash Flows From Operating Activities:
Net earnings	$15,765	$39,502
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation	15,006	13,322
Amortization of intangible assets	5,538	4,240
Amortization of deferred financing costs and bond discount	2,572	1,859
Stock compensation expense	2,629	1,212
Loss on sale of property, plant and equipment	416	701
Equity loss from unconsolidated entities	(875)	(476)
Deferred income taxes	(1,556)	(6,548)
Changes in working capital:
Receivables	(17,779)	(47,633)
Inventories	47,086	11,355
Prepaid expenses	(3,490)	1,459
Current liabilities	(7,781)	(17,132)
Other non-current assets	3,997	(1,933)
Other non-current liabilities	(242)	9,272

Net cash provided by (used in) operating activities	61,286	9,200
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired, and investment in unconsolidated entity	(666)	(22,081)
Purchases of property, plant and equipment	(17,280)	(25,378)
Proceeds from sale of property, plant and equipment	16	2,956

Net cash provided by (used in) investing activities	(17,930)	(44,503)
Cash Flows From Financing Activities:
Repayment of financing arrangements	(266,952)	(71,997)
Proceeds from financing arrangements	230,430	94,185
Deferred financing costs paid	(1,665)	—
Proceeds from issuance of common stock including tax benefits	264	3,924
Dividends on common stock	(11,557)	(9,632)

Net cash provided by (used in) financing activities	(49,480)	16,480

Net change in cash and cash equivalents	(6,124)	(18,823)
Effect of foreign currency translation on cash and cash equivalents	(754)	320
Cash and cash equivalents at the beginning of period	14,912	30,462

Cash and cash equivalents at the end of period	$8,034	$11,959

OXFORD INDUSTRIES, INC.
OPERATING GROUP INFORMATION
(UNAUDITED)
(in thousands)

		Three Months		Nine Months
		Ended	First	Ended
	Third Quarter	November 2,	Nine Months	November 2,
	Fiscal 2008	2007	Fiscal 2008	2007

Net Sales
Tommy Bahama	$83,726	$102,960	$324,991	$349,086
Ben Sherman	38,235	46,668	107,317	122,418
Lanier Clothes	44,314	52,861	111,185	127,079
Oxford Apparel	78,082	83,348	204,790	222,801
Corporate and Other	(171)	488	(635)	1,948

Total Net Sales	$244,186	$286,325	$747,648	$823,332

Operating Income
Tommy Bahama	$689	$11,310	$38,315	$58,750
Ben Sherman	3,242	5,595	1,495	5,825
Lanier Clothes	4,482	2,618	(6,894)	1,865
Oxford Apparel	7,346	7,376	16,409	17,710
Corporate and Other	(2,875)	(3,723)	(8,374)	(13,436)

Total Operating Income	$12,884	$23,176	$40,951	$70,714
Interest Expense, net	6,437	5,521	18,754	15,997

Earnings Before Income Taxes	$6,447	$17,655	$22,197	$54,717

RECONCILIATION OF GAAP NET EARNINGS TO NET EARNINGS, AS ADJUSTED
Set forth below is our reconciliation of net earnings per share, calculated in accordance with generally accepted accounting principles, or GAAP, to net earnings per share, as adjusted, for certain historical periods and certain future periods. For reference, we also include our previous guidance for third quarter fiscal 2008. Net earnings per share, as adjusted, excludes (i) the net impact of certain restructuring costs and other unusual items as well as the write off of unamortized financing costs during the first three quarters of fiscal 2008 and (ii) the anticipated impact of certain restructuring costs in the fourth quarter of fiscal 2008. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our results and expected results excluding these items provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the results excluding these items to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting our results and expected results excluding these items provides useful information to investors because this allows investors to compare our results and our expected results for the periods presented to other periods.

	Previous	Actual	Actual
	Guidance	Results	Results for	Guidance	Guidance
	for Third	for Third	First Nine	for Fourth	for Full
	Quarter	Quarter	Months of	Quarter	Year
	Fiscal 2008	Fiscal 2008	Fiscal 2008	Fiscal 2008	Fiscal 2008
Per Diluted Common Share:

GAAP net earnings	$0.37-$0.42	$0.31	$1.00	$0.00	$1.00

Add: Restructuring charges (1)	$0.02	$0.03	$0.41	$0.04	$0.45

Deduct: Net gain from other unusual items (2)	—	—	$(0.04)	—	$(0.04)

Add: Unamortized financing costs written off	$0.04	$0.04	$0.04	—	$0.04

Net earnings, as adjusted	$0.43-$0.48	$0.38	$1.41	$0.04	$1.45

(1)	Charges relate to inventory disposal, impairment of intangible assets, payments related to license termination, severance costs and the impairment of certain property, plant and equipment in various operating groups, including $0.38 in the second quarter of fiscal 2008.

(2)	Unusual items include the resolution of a contingent liability and the sale of trademark, partially offset by an increase in bad debt expense, during the second quarter of fiscal 2008.